Exhibit 21.1
List of Subsidiaries

Sen Yu International Holdings, Inc.
100%
Advanced Swine Genetics, Inc.
100%
Heilongjiang SenYu Animal Husbandry Co., Ltd. (“SenYu,” an operating company formed in China)
60%
Sino-Canadian Sen Yu Polar Swine Genetics Company Limited (“Sino-Canadian JV,” a joint venture formed in China.)